As filed with the Securities and Exchange Commission on April 1, 2024
Registration No. 333-216854
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ___________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ___________________
DASEKE, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	47-3913221 (I.R.S. Employer Identification No.)
15455 Dallas Parkway, Suite 550
Addison, Texas 75001
(972) 248-0412
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________

Josiane M. Langlois
Daseke, Inc.
15455 Dallas Parkway, Suite 550
Addison, Texas
(972) 248-0412

(Name, address, including zip code, and telephone number, including area code, of agent for service) Copies to:
Mark A. Scudder, Esq. Heidi Hornung-Scherr, Esq. Scudder Law Firm, P.C., L.L.O. 411 South 13th Street, Suite 200 Lincoln, Nebraska 68508 ___________________
Approximate date of commencement of proposed sale to the public:  Not applicable.
This post-effective amendment removes from registration all of the securities that were not sold pursuant to the above referenced registration statement.
___________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (Registration No. 333-216854) previously filed by Daseke, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on March 21, 2017, amended on April 17, 2017 and declared effective on April 21, 2017 (the “Registration Statement”). The Registration Statement was filed by the Registrant to register up to 17,520,332 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that were issuable upon the exercise of warrants, as well as the resale by the selling securityholders named therein of up to of 55,443,935 shares of Common Stock, 15,080,756 warrants to purchase shares of Common Stock and 650,000 shares of the Registrant’s 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share. This Post-Effective Amendment is being filed by the Registrant to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement.
On April 1, 2024, pursuant to the Agreement and Plan of Merger, dated as of December 22, 2023, by and among the Registrant, TFI International Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (“Parent”), and Diocletian MergerCo, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect, wholly owned subsidiary of Parent.
As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered but unsold under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada, on April 1, 2024.*
DASEKE, INC.

By:	/s/ Josiane M. Langlois
Name:	Josiane M. Langlois
Title:	Authorized Officer

* Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment to the Registration Statement.